EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in First Capital, Inc.’s Registration Statements on Form S-8 (File Nos. 333-159584, 333-95987, 333-76543 and 333-233485) and Form S-3 (File No. 333-249024) of our report dated March 29, 2024, relating to the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2023, contained in this Annual Report on Form 10-K for First Capital, Inc. for the year ended December 31, 2025.

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana

March 31, 2026